Exhibit 10.2

1700 South Patterson Boulevard Dayton, Ohio 45479

PERSONAL AND CONFIDENTIAL

May 24, 2006

Mr. Peter Lieb

1020 Constable Drive

Mamaroneck, NY 10543

Dear Peter:

I am delighted to extend to you an offer of employment with NCR Corporation as Senior Vice President, General Counsel and Secretary, with an anticipated Start Date of May 29, 2006 (“Start Date”). As you know, this offer is contingent on the approval of NCR’s Board of Directors. This position will be based in Dayton, and you will report directly to me and be a member of the NCR leadership team. Other details of the offer are as set forth below.

Annual Base Salary — Your annual base salary will be Three Hundred Eighty-five Thousand Dollars ($385,000) per year, commencing as of your effective Start Date. You will be paid on a bi-weekly pay schedule, one week in arrears.

Incentive Award – You will be eligible to participate in NCR Corporation’s Management Incentive Plan for Executive Officers (“MIP”), which provides year-end incentive awards based on the success of NCR Corporation in meeting annual performance objectives. For 2006, which has a payout in March 2007, you will be eligible for a target incentive award of 60% of your base salary, with a maximum potential payout of 2x target, pro-rated for the number of calendar months, or parts thereof, during which you are employed with NCR in 2006. You will also be eligible for a 10% incentive opportunity based on the achievement of specific diversity metrics in 2006, as determined by the Compensation & Human Resource Committee of the NCR Board of Directors.

Your annual performance and compensation, including any future equity awards, will be assessed and determined in Q1 of each year by the Compensation & Human Resource Committee, and are subject to approval by the NCR Board of Directors.

Hiring Grant – You will receive an equity grant with a value of $1,500,000, which will be delivered as follows: 50% in Performance-based Restricted Shares and 50% in NCR Corporation Stock Options. Additional details of the grant are as follows:

Performance-based restricted shares: Effective as of your Start Date, NCR Corporation will grant you performance-based restricted shares with a value of $750,000. The actual number of shares will be determined by taking the value of the award, or $750,000, and dividing it by the average of the high and low prices of NCR stock for each trading day during the thirty (30) calendar days preceding, but not including, your Start Date. The performance-based restricted shares will be subject to standard terms and conditions determined by the NCR Corporation Compensation & Human Resource Committee. The performance-based restricted shares are based on NCR Corporation’s performance over a 3-year term, as determined through the achievement of NCR Corporation’s cumulative

Peter Lieb

May 24, 2006

net operating profit. Based on actual company performance, participants can earn between 0% and 150% of the targeted number of shares at the end of the 3-year cumulative time period, provided you are still employed by NCR at that time.

Stock Options: Effective as of your Start Date, NCR Corporation will grant you nonqualified options to purchase shares of NCR Corporation common stock (the “Options”), with a value of $750,000. The actual number of options will be determined by taking the value of the award, or $750,000, and dividing it by the Black-Scholes value, or 39.9%, of the average of the high and low prices of NCR stock for each trading day during the thirty (30) calendar days preceding, but not including, your Start Date. The options will be subject to standard terms and conditions determined by the NCR Corporation Compensation & Human Resource Committee. The options will vest in 25% increments on each of the first four anniversaries of the Start Date, subject to your continued employment with the Company on each such anniversary date, and will have an expiration of 10-years.

Vacation – In recognition of your role and prior experience, you will be eligible for four weeks of paid vacation.

NCR Benefits – On your first day of employment with NCR, you will automatically receive core benefit coverage for yourself. NCR core benefit coverage includes: health care coverage, dental care coverage, short-term and long-term disability coverage, life insurance coverage, and accidental death and dismemberment insurance coverage. You will have the opportunity to design your own personalized benefit elections through the company’s flexible benefits program. Upon receipt of your signed offer letter and employment documentation, NCR will establish your payroll record which notifies the NCR Benefits Service Center to send a Benefits New Hire Package to your home address. You will have thirty (30) days from the date your benefits package is mailed to make your benefit elections. You also have this same thirty (30) day period to enroll eligible dependents, whose coverage will be made retroactive to your Start Date. Open enrollment is conducted in the Fall of each calendar year. At that time, you will have an opportunity to make benefits elections for the following year.

Additionally, you will be eligible to participate in the NCR Savings Plan (401(k)) and the NCR Employee Stock Purchase Plan. Information about each program will be provided in the Benefits New Hire Package.

Subject to applicable NCR policies, you may use the corporate aircraft for travel between your current residence and the Company’s offices in Dayton, Ohio. In addition, expenses related to your travel to, from or while in Dayton, Ohio will be reimbursed by NCR. In the event and to the extent such use or expenses are subsequently deemed for federal or state income tax purposes to be personal use or expenses, NCR will provide you a sufficient “gross-up” payment to cover all federal and state income taxes on such personal use, payable by NCR upon notice of the payment and amount due, no later than the day such taxes are due. It is intended that this be a full gross-up and that you have no after tax costs for the paid or reimbursed expenses and the gross-up thereon.

Executive Medical Exam Program – You will be eligible to participate in the Executive Medical Exam Program, which provides up to $5,000 on an annual basis for progressive, diagnostic analysis by NCR Corporation’s provider of choice. Additional information and specifics will be provided following your Start Date. This program is subject to amendment or termination by NCR.

Peter Lieb

May 24, 2006

Executive Financial Planning Program – You will be eligible to receive an annual payment of $12,000, less all applicable taxes, toward your individual financial planning needs. NCR Corporation does not require you to utilize a specific financial institution or individual financial planner and is not liable for any events or circumstances related to the satisfaction or financial consequence of this plan. Prior to disbursement of the pre-tax amount of $12,000, you will be required to sign a release statement provided by NCR Corporation confirming this release of responsibility and accountability. This program is subject to amendment or termination by NCR.

Change in Control – Subject to approval by the Compensation and Human Resource Committee of the NCR Board of Directors, you are eligible to participate in the NCR Corporation Change in Control Severance Plan (“CIC Plan”) effective as of your Start Date. The plan is subject to amendment or termination by NCR.

Non-Competition – By signing this Agreement, you agree that during your employment with NCR and for an eighteen (18) month period after termination of employment for any reason (the “Restricted Period”), you will not yourself or through others, without the prior written consent of the Board, render services directly or indirectly to any Competing Organization involving the development, manufacture, marketing, advertising or services of any product, process, system or service of NCR’s during the last three years of your NCR employment. For purposes of this Agreement, “Competing Organization” means any organization identified by the NCR CEO each year for purposes of non-competition provisions in NCR benefit plans that refer to “Competing Organizations”, as well as any subsidiaries or affiliates of such companies that become stand-alone companies as a result of a spin-off, IPO or similar restructuring transaction. The current list of Competing Organizations is set forth in Attachment A to this letter.

Non-Solicitation/Non-Hire – By signing this Agreement, you agree that during the Restricted Period, you will not yourself or through others, without the prior written consent of the Board of Directors of NCR, directly or indirectly recruit, hire, solicit or induce, or attempt to induce, any exempt employee of NCR, its subsidiaries or affiliates to terminate their employment with or otherwise cease their relationship with NCR, its subsidiaries or affiliates.

Confidentiality and Non-Disclosure – You agree that during the term of your employment with NCR and thereafter, you will not, except as you deem necessary in good faith discretion to perform your duties hereunder or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information regarding NCR. “Confidential Information” shall mean information about NCR, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public or generally known in the industry and that was learned by you in the course of your employment by NCR, including (without limitation) (i) any proprietary knowledge, trade secrets, ideas, processes, formulas, cell lines, sequences, developments, designs, assays and techniques, data, formulae, and client and customer lists and all papers, resumes, records (including computer records), (ii) information

Peter Lieb

May 24, 2006

regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, (iii) information regarding the skills and compensation of other employees NCR, its subsidiaries and affiliates, and (iv) the documents containing such Confidential Information; provided, however, that any provision in any grant or agreement that limits confidential disclosure shall not apply to the extent such information is publicly filed with the Securities and Exchange Commission (the “SEC”). You acknowledge that such Confidential Information is specialized, unique in nature and of great value to NCR, and that such information gives NCR a competitive advantage. Upon the termination of your employment for any reason whatsoever, you shall promptly deliver to NCR all documents, slides, computer tapes and disks (and all copies thereof) containing any Confidential Information.

Breach of Restrictive Covenants – You acknowledge and agree that the time, territory and scope of the post-employment restrictive covenants in this Agreement (the non-competition, non-solicitation, non-hire, confidentiality and non-disclosure covenants are hereby collectively referred to as the “Restrictive Covenants”) are reasonable and necessary for protection of NCR’s legitimate business interests, and you agree not to challenge the reasonableness of such restrictions. You acknowledge that you have had a full and fair opportunity to be represented by counsel in this matter and to consider these restrictions prior to your execution of this Agreement. You further acknowledge and agree that you have received sufficient and valuable consideration in exchange for your agreement to the Restrictive Covenants, including but not limited to your salary, equity awards and benefits under this Agreement, and all other consideration provided to you under this Agreement. You further acknowledge and agree that if you breach the Restrictive Covenants, NCR will sustain irreparable injury and may not have an adequate remedy at law. As a result, you agree that in the event of your breach of any of the Restrictive Covenants, NCR may, in addition to its other remedies, bring an action or actions for injunction, specific performance, or both, and have entered a temporary restraining order, preliminary or permanent injunction, or order compelling specific performance.

Arbitration – Any controversy or claim related in any way to this letter or your employment with NCR (including, but not limited to, any claim of fraud or misrepresentation or any claim with regard to the CIC Plan), shall be resolved by arbitration on a de novo standard pursuant to this paragraph and the then current rules of the American Arbitration Association. The arbitration shall be held in Dayton, Ohio, before an arbitrator who is an attorney knowledgeable of employment law. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. The arbitrator shall not have the power to award punitive or exemplary damages. Issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of the State of Ohio. Each party shall bear its own attorneys’ fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association; provided, however, that if you are the prevailing party, you shall be entitled to reimbursement for reasonable attorneys’ fees and expenses and arbitration expenses

Peter Lieb

May 24, 2006

incurred in connection with the dispute. If any portion of this paragraph is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate or any other part of this paragraph.

This offer of employment is contingent on your agreement to the Conditions of Employment outlined in Attachment B, including the requirement of a negative drug screen. By signing this letter, you agree to such Conditions.

This Agreement reflects the entire agreement regarding the terms and conditions of your employment. Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject. This Agreement is not an employment contract, and should not be construed or interpreted as containing any guarantee of continued employment or employment for a specific term. The employment relationship at NCR is by mutual consent (employment-at-will), and the Company or you may discontinue your employment with or without cause at any time and for any reason or no reason.

Peter, I am excited about the contributions, experience and knowledge you can bring to NCR. We are positioned to be extremely successful and I look forward to you joining my senior management team and contributing to that success.

Sincerely

William R. Nuti,
President & Chief Executive Officer

Agreed and accepted this 25th day of May, 2006.

/s/ Peter Lieb
Peter Lieb

Peter Lieb

May 24, 2006

ATTACHMENT B

CONDITIONS OF EMPLOYMENT

NCR requires employment candidates to successfully complete various employment documentation and processes. This offer of employment is conditioned upon your satisfying and agreeing to the criteria which follow: drug screening test; education and employment verification; U.S. employment eligibility; NCR consent to collection of personal data; and non-competition and protection of trade secrets. You assume any and all risks associated with terminating any prior or current employment, or making any financial or personal commitments based upon NCR’s conditional offer.

1.	Drug Screening Test:

This offer of employment is conditioned upon your taking a urine drug screen test and our receipt of negative results from that test. By accepting this offer and these conditions, you are giving NCR permission to release the results to NCR designated officials.

2.	Education and Employment Verification:

This offer of employment is conditioned upon the completion of full reference checks, verification of your education and employment history, and our satisfaction with the results. Depending on job responsibilities, some positions may require that other aspects of your background be verified, such as criminal convictions and driving record.

3.	Employment Eligibility:

NCR can only hire employees if they are legally entitled to work and remain in the country of the job location. In the United States, NCR abides by the Immigration and Control Act of 1986.

4.	NCR Consent to Collection of Personal Data:

As a condition of employment you must read, understand and agree to the NCR Consent to Collection of Personal Data. The NCR Consent to Collection of Personal Data apprises you of NCR personal data collection practices. This document will be provided to you by your Human Resource Consultant.

5.	Non-competition and Protection of Trade Secrets:

By accepting and signing NCR’s offer of employment, you certify to NCR that you are not subject to a non-competition agreement with any company which would preclude or restrict you from performing the NCR position being offered in this letter. We also advise you of NCR’s strong policy of respecting the intellectual property rights of other companies. You should not bring with you to your NCR position any documents or materials designated as confidential, proprietary or trade secret by another company, nor in any other way disclose trade secret information while employed by NCR.